CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of First Trust Tax-Advantaged Preferred Income Fund:

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-132639 of First Trust Tax-Advantaged Preferred Income Fund on Form N-2 of our report dated June 23, 2006, appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the caption "Independent Registered Public Accounting Firm" also appearing in the Statement of Additional Information.

DELOITTE & TOUCHE LLP
Chicago, IL

June 23, 2006